EXHIBIT 11

         NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE
          For the Three Months Ended September 30, 1997 and 1996
                                (Unaudited)
                   (In Thousands Except Per Share Data)


                                                 1997          1996


Earnings applicable to common
stock shares:

   Net earnings                             $     9,529      12,560


Weighted average common stock
shares outstanding                                3,491       3,491



Primary and fully diluted earnings
per common stock share:

   Net earnings                             $      2.73        3.59






                                EXHIBIT 11

         NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
                     COMPUTATION OF EARNINGS PER SHARE
           For the Nine Months Ended September 30, 1997 and 1996
                                (Unaudited)
                   (In Thousands Except Per Share Data)


                                                1997        1996


Earnings (losses) applicable to common
stock shares:

   Earnings from continuing operations      $    28,079      33,144
   Losses from discontinued operations          (1,000)         -

   Net earnings                             $    27,079      33,144


Weighted average common stock
shares outstanding                                3,491       3,491



Primary and fully diluted earnings
(losses) per common stock share:

   Earnings from continuing operations      $      8.05        9.49
   Losses from discontinued operations           (0.29)          -

   Net earnings                             $      7.76        9.49

